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                                                                     Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                      RENAISSANCE MORTGAGE ACCEPTANCE CORP.

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   The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the "General Corporation Law of the State of Delaware") hereby certifies that:

        1. The name of the corporation is Renaissance Mortgage Acceptance Corp. (the "Corporation").

        2. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the registered agent at such registered office is The Corporation Trust Company.

        3. The purpose for which the Corporation is organized is to engage in the following activities:

           (a) to acquire, own, pledge, finance, sell, transfer, assign, dispose of, service hold or otherwise deal with

               (i) interests in loan agreements, promissory notes or other evidences of indebtedness secured by mortgages, deeds of trust, pledge agreements or other security devices on one- to four-family residential properties, mixed use, multifamily, commercial or other real or personal property, or shares issued by private, nonprofit, cooperative housing corporations ("Cooperatives") and the related proprietary lease or occupany agreements granting exclusive rights to occupy specific dwelling units in such Cooperative buildings ("Mortgage Loans");

               (ii) bonds, notes, certificates or participations (collectively, "Securities") backed or collateralized by, or evidencing participations or beneficial interests in, Mortgage Loans or Securities;

           (b) to act as settlor or depositor of trusts formed under a trust agreement, pooling and servicing agreement or other agreements to issue series (any of which series may be issued in one or more classes) of trust certificates ("Certificates") representing interests in Mortgage Loans, Securities and/or other property and/or to issue series (any of which series may be issued in one or more classes) of bonds, notes or other evidences of indebtedness ("Debt Obligations") collateralized by Mortgage Loans, Securities and/or other property and to enter into any other agreement in connection with the authorization, issuance, sale and delivery of such Debt Obligations.

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           (c) to hold, pledge, transfer or otherwise deal with Certificates and
   Debt Obligations, including Certificates or Debt Obligations representing a subordinated interest ("Subordinated Interests") or a residual interest ("Residual Interests").

           (d) to loan or invest or otherwise apply proceeds from Mortgage Loans, funds received in respect of Certificates, Debt Obligations, Subordinated Interests or Residual Interests and any other income, as determined by the Corporation's Board of Directors.

           (e) to engage in any activity and to exercise any powers permitted to corporations under the Laws of the State of Delaware that are incident to the foregoing and necessary or convenient to accomplish the foregoing.

        4. The total number of shares of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock, $.01 par value.

        5. The name and mailing address of the incorporator are as follows:

            Morris Kutcher
            c/o Delta Funding Corporation
            1000 Woodbury Road
            Woodbury, New York  11797

        6. Election of directors need not be by ballot unless the By-laws of the Corporation shall so provide. The books of the Corporation may (subject to any statutory requirements) be kept at such place whether within or outside the State of Delaware as may be designated by the Board of Directors or in the By-Laws of the Corporation.

        7. (a) The affairs of the Corporation shall be managed by a Board of Directors (the "Board" or the "Board of Directors"), which shall at all times include at least one Outside Director. An "Outside Director" shall be an individual who, for at least eighteen (18) months prior to being appointed by the Board, shall not have been, a director, officer or employee of, or indirect beneficial owner of 5% or more of the voting securities of, or member of the immediate family of any such director, officer, employee or beneficial owner of, Delta Funding Corporation ("Delta") or any corporate affiliate of Delta. Notwithstanding the foregoing, an Outside Director may be a director or officer of one or more other corporations that is an affiliate or are affiliates of Delta provided that (i) each such corporation is or was formed with limited purposes similar to the Corporation and (ii) such person does not earn, in the aggregate, material compensation for serving in such positions. For the purposes of the foregoing, an "affiliate" of an entity is an entity controlling, controlled by, or under common control with such entity. Notwithstanding any other provision of this Certificate of Incorporation or any other provision of law that so empowers the Corporation, in the event of the death, incapacity, or resignation of an Outside Director or such position is otherwise vacated, a successor Outside Director shall be appointed by the remaining directors of the Corporation and no action requiring the unanimous affirmative vote of the Board of Directors of the Corporation shall be taken until a successor Outside Director is elected and qualified and approves such action.

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           (b) The Corporation shall maintain corporate records and books of account and shall not commingle its corporate records and books of account with the corporate records and books of account of Delta or any other entity.

           (c) The Board of Directors of the Corporation shall hold appropriate meetings to authorize all of its corporate actions.

           (d) The funds and other assets of the Corporation shall not be commingled with those of any other entity.

           (e) The Corporation shall not form, or cause to be formed, any subsidiaries.

           (f) The Corporation shall act solely in its corporate name and through its duly authorized officers or agents in the conduct of its business, and shall conduct its business so as not to mislead others as to the identity of the entity with which they are concerned.

           (g) Meetings of the stockholders of the Corporation shall be held not less frequently than one time per annum.

           (h) The Corporation shall operate in such a manner that it would not be substantively consolidated with any other entity.

        8. The original By-Laws of the Corporation shall be adopted by the incorporator. Thereafter, in furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board of Directors shall have the power to adopt, amend and repeal from time to time the any new By-laws of the Corporation.

        9. Notwithstanding any other provision of this Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, the Corporation shall not, without the unanimous approval of the Board of Directors of the Corporation do any of the following:

           (a) engage in any business or activity other than as provided in
   Article 3;

           (b) incur any indebtedness, or assume or guaranty any indebtedness of any other entity, other than in connection with acquisition or financing of Mortgage Loans and/or Securities by the Corporation pursuant to certain agreements entered into by the Corporation;

           (c) dissolve or liquidate, in whole or in part;

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           (d) merge or consolidate with or into any other entity or convey or transfer its properties and assets substantially as an entirety to an entity, unless:

               (i) the entity (if other than the Corporation) formed or surviving the consolidation or merger or which acquires the properties and assets of the Corporation is organized under the laws of the State of Delaware, expressly assumes the due and punctual payment of, and all obligations of the Corporation in connection with, the indebtedness of the Corporation, and has a Certificate of Incorporation containing provisions substantially similar to the provisions of Articles 3, 7, 11 and this Article 9; and

               (ii) immediately after giving effect to the transaction, no default or event of default has occurred and is continuing under any indebtedness of the Corporation or any agreements relating to such indebtedness;

               (iii) sell all or substantially all of the assets of the Corporation;

               (iv) institute proceedings to be adjudicated a bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Federal bankruptcy laws, or consent to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, conservator, sequestrator (or other similar official) of the Corporation or of any substantial part of the Corporation's property, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take corporate action in furtherance of any such action; or

               (v) amend this Certificate of Incorporation to alter in any manner or delete Article 3, Article 7, Article 11 or this Article 9.

        10. The Corporation is to have perpetual existence.

        11. The Corporation shall not, without the prior written confirmation of each nationally recognized rating agency which at the request of the Corporation, has rated the securities issued by a trust formed by the Corporation or Delta if the Corporation holds Securities issued by that trust, that such rating agency will not lower the then-current rating of the securities, alter, change or repeal Articles 3, 7, 9 or this Article 11. Subject to the foregoing limitation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        12. No director shall have any personal liability to the Corporation or its stockholders for any monetary damages for breach of fiduciary duty as a director, except that this Article 12 shall not eliminate or limit the liability of each director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a know-ing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

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        13. The Corporation shall, to the fullest extent permitted by Section
   145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Corporation shall advance expenses to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

         IN WITNESS WHEREOF, the undersigned, being the sole incorporator of the Corporation, does make this certificate, hereby declaring and certifying that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this 15th day of November, 2001.



                                                --------------------------------
                                                Morris Kutcher
                                                Incorporator

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